Exhibit 10.1

ALBANY MOLECULAR RESEARCH, INC.

AMENDED AND RESTATED

TECHNOLOGY DEVELOPMENT INCENTIVE PLAN

Section 1. Purpose. This Amended Technology Development Incentive Plan (the “Plan”) is adopted, pursuant to Section 11 of the Technology Development Incentive Plan as revised on October 14, 2003, as a performance incentive for employees of Albany Molecular Research, Inc. and its subsidiaries (the “Company”) to stimulate and encourage the development of novel and innovative technology. The Plan shall become effective on June 4, 2007.

Section 2. Administration. The Plan shall be administered by a committee (the “Administrator”) the members of which shall be the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and such employees as shall be determined by the Board of Directors of the Company. Action by the Administrator with respect to the Plan shall require the affirmative vote of a majority of all of the committee’s members and any disputes shall be resolved by the Chief Executive Officer. All determinations made by the Administrator shall be final and binding upon all Participants.

Section 3. Participants. Any employee of the Company shall be eligible to participate in the Plan (each a “Participant”).  Any Participant who is determined by the Administrator to meet the qualifications outlined in Section 7 below shall be entitled to receive technology incentive compensation (“TIC”) in accordance with this Plan.  Notwithstanding the existence of this Plan, the Company shall own all right, title and interest in any Intellectual Property developed by any Participant during such Participant’s employment with the Company as further described in the Employee Innovation, Proprietary Information and Post-Employment Activity Agreement.

For purposes of this Plan (a) “Intellectual Property” shall mean inventions, Patent Rights, copyrights, manufacturing processes, or related matter; and (b) “Patent Rights” shall mean all rights in inventions or discoveries covered by invention disclosures, patents, patent applications, patent extensions, certificates of invention and applications for certificates of invention, or other equivalent property rights in the U.S. or any other country, together with any originals, provisionals, divisionals, continuations or continuations-in-part which name an employee of the Company as either sole or joint inventor.

Section 4.  Project Initiation:

(a)           In order to be eligible for TIC, each project (a “Project”) under which Intellectual Property may be developed must be presented to the Company and the Administrator along with any record of invention.  All Invention Record submissions should contain a discussion of potential commercial utility and a brief description of a potential market for the technology.

(b)           An update for each Project shall be presented to the Administrator by the Participants at least every six months.

Section 5.  Projects.  Each Project submitted to the Company shall be evaluated by the Administrator and the Administrator shall determine whether the Project is eligible for participation under the Plan. A Project deemed eligible for participation shall earn an Initial TIC award for all Participants at a fixed rate as determined by the Administrator as outlined in Paragraph 7. In determining eligibility for participation under the Plan, the Administrator shall consider the degree to which the Project falls outside the scope of the assigned duties and scheduled work hours of the individual(s) promoting the Project. A Project shall only be deemed eligible if the financial commitment which the Company has contributed to the Project exceeds $1,000,000.00.

Section 6.  Allocation. The Participant(s) involved in identifying and developing the Intellectual Property with respect to any Project will propose, in consultation when necessary with the Company’s lead patent attorney, an allocation of aggregate TIC earned in respect of the Project among the co-inventors based on their relative contributions towards identifying and proving the feasibility of the Project.  In cases where agreement cannot be obtained, the Administrator will make a final determination of the allocation of aggregate TIC, which determination shall be final and binding. The Administrator in its sole discretion may, but shall not be required to, consult with the Company’s patent counsel in making such determination.

Section 7. Determination of Technology Incentive Compensation. The Initial TIC for each Project approved under Section 5 will be awarded upon the financial commitment for the Project exceeding $1,000,000.00. The TIC for a Project shall be a fixed amount, which shall be determined on a case-by-case basis by the Administrator and which shall not be less than $5000.

 If licensing, royalty or milestone revenue arises out of a Project, the Participant(s) may be eligible to receive a Supplemental TIC award. The amount of the Supplemental TIC award shall be a fixed amount and shall be determined by the Administrator on case-by-case basis. Individuals, other than the Participants, who perform Company-assigned duties on a Project shall not be eligible for TIC.

Section 8. Effective Date. The Plan shall become effective on June 4, 2007.  The Administrator will review each Project in process and determine if substantive work has been initiated. Any Project covered under the original Technology Development Incentive Plan as of June 3, 2007, shall be grandfathered under the original Plan, including the Amended Plan as revised on October 14, 2003.

Section 9. No Assignments. A Participant’s rights, if any, in any TIC payable under the Plan may not be assigned or transferred except by will or by the laws of descent and distribution, and are not subject to attachment, garnishment, judicial order, execution or other creditors processes.  The rights and obligations of the Company under the Plan may be assigned by the Company to a successor to substantially all or any part of its business and thereupon the Company will be relieved of any obligation it may have hereunder.  All references to the Company herein shall, unless otherwise indicated, be construed to include a successor to all or any part of the Company business.

Section 10.  Integration. This Plan supersedes all prior plans, agreements, arrangements and understandings relating to the subject matter hereof, including, without limitation, the Company’s predecessor Technology Incentive Plan. However, this plan does not adversely affect the rights of any Participant currently entitled to TIC under the predecessor Plan.

Section 11.  Amendments and Termination. The Board of Directors of the Company may, at any time, amend or discontinue the Plan, but no such amendment or termination shall adversely affect the rights of any Participant to TIC relating to Intellectual Property invented or discovered prior to any such amendment or termination.

Section 12.  General.

(a)                            The place and administration of the Plan shall be conclusively deemed to be within the State of Delaware and the validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder shall be governed by, and determined exclusively and solely in accordance with, the laws of the State of Delaware.

(b)                                 Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be considered to create a trust or fund of any kind or fiduciary relationship between the Company and any Participant or any of its other employees or a security interest of any kind in any property of the Company in favor of any Participant or any other person.